Exhibit 10.7

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This Third Amended and Restated Credit Agreement (this “Credit Agreement”) is effective as of February 28, 2014 (the “Effective Date”) by and between CASTLE PINES CAPITAL LLC (“CPC”), a Delaware limited liability company having its chief executive office located at 116 Inverness Drive East, Suite 375, Englewood, Colorado 80112 on the one hand, and INX LLC, a Delaware limited liability company, having its chief executive office located at 1955 Lakeway Drive, Suite 200, Lewisville, TX 75057 (“INX”) and BLUEWATER COMMUNICATIONS GROUP LLC, a New York limited liability company having its chief executive office located at 110 Parkway Drive South, Suite A, Hauppauge, New York 11788 (“BlueWater” and, together with INX, each a “Reseller” and collectively, “Resellers”) on the other hand, which amends and restates in its entirety, that certain Second Amended and Restated Credit Agreement effective December 20, 2011 by and between CPC and INX (the “Existing Credit Agreement”). Unless otherwise defined within this Credit Agreement, capitalized terms have the meaning set forth in Section 25, below.

WITNESSETH:

WHEREAS, CPC and BlueWater entered into that certain Second Amended and Restated Credit Agreement dated February 29, 2012 (the “Original INX Credit Agreement”); and

WHEREAS, Presidio, Inc., a Georgia corporation (“Presidio”), entered into that certain Agreement and Plan of Merger dated as of November 1, 2011 (the “INX Merger Agreement”), among Presidio, Indigo Merger Sub, Inc., a Delaware corporation (“INX Merger Sub”), and INX Inc., a Delaware corporation (“INX Inc.”), pursuant to which INX Merger Sub merged with and into INX Inc. (the “INX Merger”), with INX Inc. being the surviving entity from the INX Merger; and

WHEREAS, immediately following the completion of the INX Merger, INX Inc. converted from a Delaware corporation into a Delaware limited liability company pursuant to the law of the State of Delaware, following which (by operation of law) INX owned all assets and assumed all liabilities of INX Inc., including all liabilities arising under and pursuant to the terms of the Original INX Credit Agreement (as defined above); and

WHEREAS, Presidio entered that certain Agreement and Plan of Merger dated as of January 4, 2012 (the “BlueWater Merger Agreement”) among, inter alios, Presidio, Brizo Merger Sub, LLC, a New York limited liability company (“BlueWater Merger Sub”), and BlueWater, pursuant to which BlueWater Merger Sub merged with and into BlueWater (the “BlueWater Merger”), with BlueWater being the surviving entity from such BlueWater Merger; and

WHEREAS, BlueWater and INX are affiliates and Presidio is their common parent, and INX has requested that BlueWater be added as a reseller to this Credit Agreement for the purpose of combining all Indebtedness and Collateral of each of them for all purposes hereunder; and

WHEREAS, INX and BlueWater have informed CPC that they (i) may determine to merge into a single entity at some point in the future, and (ii) seek the consent of CPC in advance for such merger to occur, and accordingly CPC has approved and consented to such merger as set forth in Section 5.d.(4) below.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Extensions of Credit.

Subject to the terms of this Credit Agreement, together with each of the attached Financial Covenants Amendment to Credit Agreement and Paydown Amendment to Credit Agreement (collectively, this “Agreement), CPC has made a discretionary inventory credit facility (the “Inventory Credit Facility”) available to Resellers. The Inventory Credit Facility may be used to enable Resellers to purchase Inventory from CPC approved vendors (collectively, the “Vendors”), CPC may combine all of CPC’s Advances to Resellers or on Resellers’ behalf together under this Agreement or any other agreement between CPC and Resellers, together with all finance charges, fees and expenses related thereto, to make one debt owed by Resellers.

2.	Financing Terms.

a.	Reseller Agent. Each Reseller hereby appoints INX LLC to act as “Reseller Agent”, and INX LLC hereby accepts such designation. Because the operations and business activities of the Resellers are integrated and interdependent, at any particular time it is impractical to determine which of the Resellers will directly receive the proceeds of a Financed Inventory Advance. Each of the Resellers hereby directs CPC to disburse the proceeds of each Financed Inventory Advance to or at the direction of the Reseller Agent, with such directions to be subject to approval of CPC in its discretion, and such distribution will, in all circumstances, be deemed to be on a joint and several basis to each of the Resellers. From time to time, Reseller Agent shall further direct the disbursement of the Financed Inventory Advance for the account of each Reseller, and each Reseller represents and warrants that the subsequent receipt and use of such proceeds by any Reseller inures to the economic benefit directly and indirectly of each Reseller. For so long as the Inventory Credit Facility is in effect, each Reseller hereby covenants and agrees, and hereby grants to the Reseller Agent an absolute and irrevocable power of attorney coupled with interest, and irrevocably designates, appoints, authorizes and directs the Reseller Agent to (a) certify the financial statements of such Reseller, (b) request Advances, and execute and deliver written requests for Advances, (c) make any other deliveries required to be delivered periodically hereunder to CPC, and (d) otherwise take all other actions otherwise contemplated by this Section 2, and to act on behalf of such Reseller for purposes of giving and receiving notices and certificate under this Agreement or any other document related to this Agreement. CPC is entitled to rely and act on the instructions of the Reseller Agent.

b.	Financed Inventory – General. Upon the terms and conditions set forth herein, CPC agrees to finance Resellers’ purchases of Inventory from the Vendors (“Financed Inventory”), for which payment shall be due on the Payment Due Date.

Upon agreeing to finance an item of Financed Inventory, CPC will send Reseller Agent a TS, identifying such Financed Inventory and if not otherwise provided herein, the interest rate applicable to such Financed Inventory.

CPC may withdraw any approval to finance Inventory at any time prior to Shipment.

c.	Reserve. Should either Reseller either enter into any Bank Product Agreement, CPC may establish a reserve in an amount equal to the Bank Product Reserve Amount.

3. Security Interest. Each Reseller hereby grants to CPC and to Bank Product Provider a security interest in all of the Collateral as security for all Indebtedness.

4. Representations and Warranties. Each Reseller represents and warrants to CPC on the date hereof, and shall be deemed to represent and warrant to CPC on each date on which an Advance is made to or on behalf of a Reseller hereunder, that:

a.	INX is in good standing in the State of Delaware and BlueWater is in good standing in the State of New York;

b.	each Reseller (i) is qualified to transact business as a foreign organization, and is in good standing under the laws of, all jurisdictions in which it is required by applicable law to maintain such qualification and good standing except to the extent that the failure to qualify or maintain good standing could not reasonably be expected to have a Material Adverse Effect, (ii) does not conduct business under any trade styles or trade name(s) except as listed in Exhibit A attached hereto, (iii) has all the necessary authority to enter into and perform this Agreement, and such agreement and performance will not violate Reseller’s Organizational Documents or any law, regulation or agreement binding upon it;

c.	each Reseller (i) keeps its records respecting accounts and Chattel Paper at its chief executive office, and (ii) maintains Collateral solely at Permitted Locations;

d.	this Agreement correctly sets forth (i) such Reseller’s true legal name, (ii) the type of such Reseller’s organization, and (iii) such Reseller’s state of organization;

e.

all information supplied by a Reseller or the Reseller Agent in writing to CPC in connection with this Agreement, including all information within the Documents, regarding Accounts, financial, credit or accounting statements and application for credit, is true, correct and complete in all material respects; all financial statements furnished to CPC in connection with such application or hereunder have been prepared in accordance with GAAP and fairly present the financial condition and results of operations of such Reseller as of the dates and for the period indicated herein; such Reseller has no material, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements; there has been no Material Adverse Effect since the effective date of the most recent financial statements referred to in Section 7;

f.	all advances and other transactions hereunder are for lawful commercial purposes;

g.	each Reseller has good title to all Collateral;

h.	no Reseller is an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

i.	there are no actions or proceedings pending or threatened against either Reseller which would reasonably be expected to result in a Material Adverse Effect;

j.	each Reseller has provided CPC with a copy of such Reseller’s Organizational Documents, and will provide any subsequent amendments thereto bearing indicia of filing from the appropriate governmental authority, if applicable, and such other documents as CPC may reasonably request from time to time;

k.	no Reseller is required to file reports under the Securities Exchange Act of 1934, as amended;

l.	none of the proceeds resulting from this Agreement will be used directly or indirectly to fund a personal loan to or for the benefit of a director or executive officer of either Reseller; and

m.	there is no fact which either Reseller has not disclosed to CPC in writing which could reasonably be expected to materially and adversely affect the properties, business or financial condition of either Reseller, or any of the Collateral, or which it is necessary to disclose in order to keep the foregoing representations from being misleading.

5. Covenants. From the date hereof and until the payment and performance in full of all of the Indebtedness, each Reseller covenants with CPC that:

a.

Until sold as permitted by this Agreement, each Reseller shall own all of the Financed Inventory and Accounts belonging to it free and clear of all liens, security interests, claims and other encumbrances, whether arising by agreement or operation of law (collectively “Liens”) other than (i) Liens in favor of CPC and Bank Product Provider, (ii) Liens in favor of other persons with respect to which CPC shall have first consented in writing and which Liens are subject to subordination agreements acceptable to CPC, (iii) Liens granted to the secured parties providing bank financing under the Presidio Credit Agreement, including, without limitation, obligations under cash management services agreements, hedging agreements and credit card facilities (“Presidio Credit Agreement Liens”), provided, that the Lien of CPC with respect to the Collateral shall have a first priority position and the Presidio Credit Agreement Liens shall also be subject to a subordination agreement in form and substance reasonably satisfactory to CPC, (iv) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which the applicable Reseller maintains adequate reserves, provided the same have no priority over any of CPC’s security interests, (v) Liens arising from judgments, decrees or attachments arising from circumstances that do not constitute a Default hereunder, for which the applicable Reseller maintains adequate reserves and are inferior to any lien of CPC, (vi) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Reseller in accordance with GAAP, (vii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Reseller, (viii) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any lien imposed by ERISA, (ix) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, security bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, (x) Liens limited to leased collateral and any insurance proceeds thereof in favor of other persons with respect to capital leases incurred in the ordinary course of business and not having or not reasonably likely to have a Material Adverse Effect, and (xi) other Liens not described above arising in the ordinary course of business and not having or not reasonably likely to have a Material Adverse Effect on such Reseller and which are inferior to any lien of CPC (clauses (i) through (xi) above, collectively, “Permitted Liens”).

b.

Each Reseller will: (1) keep all Collateral at Permitted Locations and keep all tangible Collateral in good order, repair and operating condition and insured as required herein; (2) promptly file all tax returns required by law and promptly pay all taxes, fees, and other governmental charges for which it is liable, including without limitation all governmental charges against the Collateral; (3) permit CPC and its designees, upon reasonable advance notice, to inspect the Collateral during normal business hours (provided, however, that upon a Default, CPC may inspect the Collateral at such times as CPC determines is necessary or desirable in its sole discretion); (4) keep complete and accurate records of its business, including inventory and sales, and permit CPC and its designees to inspect and copy such records, if no Default then exists, with CPC providing reasonable advance notice; (5) furnish CPC with such additional information regarding the Collateral and such Reseller’s business and financial condition as CPC may from time to time reasonably request (including without limitation financial statements more frequently than as described in Section 7 below); (6) immediately notify CPC of the occurrence of any event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect; (7) execute all documents CPC requests to perfect and maintain CPC’s security interest in the Collateral; (8) at all times be duly organized, existing, in good standing, qualified and licensed to do business in each jurisdiction in which the nature of its business or property so requires except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect; (9) notify CPC of the commencement of any material legal proceedings against either Reseller; and (10) comply in all material respects with all applicable laws, rules and regulations.

c.	Lockbox and Deposit Account Control Agreement.

Lockbox. Each Reseller shall cause to be deposited directly all cash, checks, notes, drafts or other similar items relating to or constituting proceeds of or payment made in respect of any and all Accounts into lock boxes or lock box accounts in a Reseller’s or CPC’s name (each a “Lock Box Account” and collectively, the “Lock Box Accounts”) by notifying each Account Debtor in writing to send each such payment directly to a Lock Box Account. On or before the date of this Agreement, each bank at which the Lock Box Accounts are held, shall have entered into tri-party lock box agreements (each, a “Lock Box Account Agreement”) with CPC and each Reseller, in form and substance acceptable to CPC. Each such Lock Box Account Agreement shall provide, among other things, that such bank executing such agreement has no rights of setoff or any other claim against such Lock Box Account, other than for payment of its service fees and other charges directly related to the administration of such account; and

Deposit Account Control Agreement. Each Reseller may maintain in its name, deposit accounts (“Operating Accounts”) at a bank or banks reasonably acceptable to CPC in which CPC will perfect the security interest granted under the terms of this Agreement. On or before the date of this Agreement, each bank in which a Reseller maintains Operating Accounts shall have entered into a tri-party Deposit Account Control agreement (each, a “Deposit Account Control Agreement”) with CPC and such Reseller, in form and substance acceptable to CPC.

Each of the Lock Box Account Agreement and the Deposit Account Control Agreement shall contain provisions which permit CPC to assert “control” (as such term is defined in the UCC) during the continuance of a Default.

d.	No Reseller will: (1) use (except for demonstration for sale), rent, lease, sell, transfer, consign, license, encumber or otherwise dispose of Collateral except for (i) sales of inventory in the ordinary course of such Reseller’s business, (ii) dispositions of obsolete property, (iii) dispositions to the extent that (x) such property is exchanged for credit against the purchase price of replacement property intended for use in the ordinary course of business, or (y) the proceeds of such disposition are promptly (not to exceed 180 days from disposition) applied to the purchase price of such replacement property, (iv) encumbrances constituting Permitted Liens, and (v) dispositions not otherwise permitted under this clause (d) provided that (x) at the time of such disposition, no Material Adverse Effect or Default exists or would reasonably be expected to result from such disposition, and (y) the aggregate book value of all property disposed in reliance on this clause (v) in any fiscal year of Resellers shall not exceed Two Hundred Thousand Dollars ($200,000) in the aggregate; (2) sell Inventory to an Affiliate, except on terms consistent with an arms-length transaction; (3) make any change in the principal nature of its business, (4) be a party to a merger, consolidation or acquisition wherein a Reseller is not the surviving entity, provided that for the avoidance of doubt, either Reseller may merge or consolidate into the other Reseller; (5) change its name or conduct business under a trade style or trade name other than those listed in Exhibit A without giving CPC at least 30 days’ prior written notice thereof; (6) change such Reseller’s chief executive office or office where such Reseller keeps its records with respect to Accounts or Chattel Paper without providing CPC with at least 30 days’ prior written notice thereto; (7) change the state in which such Reseller is organized (except upon giving CPC at least 30 days’ prior written notice thereof); (8) grant a security interest to any third party in any Financed Inventory that is superior or pari passu with the security interest granted to CPC under this Agreement; (9) grant a security interest to any third party in any Accounts, other than Permitted Liens; or (10) store Financed Inventory with any third party, except in the ordinary course of business consistent with such Reseller’s past practices.

e.	Each Reseller will notify CPC promptly of any material change in the truth or accuracy of any representation or warranty in Section 4 above.

f.	At the time of each advance of credit under the terms of this Agreement, each representation and warranty set forth in Section 4 above will be true and correct.

6. Insurance. Resellers will keep the Collateral insured for its full insurable value under an “all risk” property insurance policy with a company reasonably acceptable to CPC (it being agreed that Great Northern Insurance Company (Chubb) is a reasonably acceptable insurance company), naming CPC as a loss payee as its interest may appear. All insurance proceeds received by CPC in respect of Inventory which is damaged, lost or stolen may be retained by CPC, in its sole discretion, for application to the payment of any of the principal or interest on the Indebtedness then due and owing in respect of the inventory damaged, lost or stolen and, provided that if no Default is continuing at such time, any excess proceeds remaining after such application will be surrendered to Resellers or such other Person legally entitled thereto.

7. Financial Statements and Notices. Reseller Agent will deliver to CPC or cause to be delivered to CPC:

a.	within 120 days after the close of each of its fiscal years, a copy of Presidio’s annual audited financial statements as required to be delivered pursuant to Section 5.01(a) of the Presidio Credit Agreement (as in effect on the date hereof), together with a true and accurate copy of any management letter delivered by such accountants in accordance with the Presidio Credit Agreement;

b.	[intentionally omitted];

c.	within 60 days after the close of each fiscal year, a copy of (i) Presidio’s budget for the next succeeding fiscal year as required to be delivered pursuant to Section 5.01(e) of the Presidio Credit Agreement (as in effect on the date hereof), and (ii) each Reseller’s budget for the next succeeding fiscal year;

d.	within 45 days after the close of each fiscal quarter of each fiscal year, a copy of Presidio’s unaudited financial statements as required to be delivered pursuant to Section 5.01(b) of the Presidio Credit Agreement (as in effect on the date hereof), together with the Compliance Certificate required to be delivered pursuant to Section D of the Financial Covenants Amendment;

e.	as soon as available and in any event within (1) 35 days after the end of each month other than the month ending at the end of its fiscal year, and (2) 75 days after the end of the month ending at the end of the fiscal year, (a) a copy of each Reseller’s unaudited balance sheet and statement of operating results, prepared in conformity with GAAP; and (b) with regard to the balance sheet and statement of operating results delivered at the end of the fiscal year, a certificate, in form and substance reasonably satisfactory to CPC, signed by such Reseller’s president or chief financial officer (each a “Financial Officer”), certifying that such balance sheet and statement of operating results fairly represent in all material respects the results of operations of such Reseller as at the end of such fiscal year in accordance with GAAP;

f.

at any time that outstanding Indebtedness exists hereunder, within 2 Business Days after the end of each seven day period (not including the period falling during the last week of a month, which may be less than 7 days), for the immediately preceding 7 days and within 15 days after the end of each month, for the preceding month, (i) a statement showing age and status of each Reseller’s Accounts and accounts payable for the preceding period (weekly or monthly, as applicable) and a status of Inventory showing location, components and value, in such form and detail as CPC may reasonably request, and (ii) documentation to support the Accounts described in clause (f)(i), including, but not limited to, sales reports, cash receipts reports, credit and debit journals, inventory reports, accounts payable reports and accounts receivable aging reports (collectively, the “Collateral Report”);

g.	schedules of Accounts in form and detail reasonably acceptable to CPC (which shall include current addresses and telephone numbers of each of Resellers’ Account Debtors) as often as requested by CPC; provided, however, that CPC may not request such information more than once per fiscal quarter so long as no Default then exists;

h.	at CPC’s request, copies (or during the continuance of a Default, originals) of all orders, invoices, and similar agreements and documents; all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery of Inventory, the sale or disposition of which has resulted in Accounts;

i.	at CPC’s request, the originals of all Instruments, Chattel Paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts; in the same form as received and upon such request by CPC, immediately upon the receipt of each such document, with all necessary endorsements to enable CPC to enforce the same;

j.	on a monthly basis at any time that outstanding Indebtedness exists hereunder, within 30 days after the end of such month, a statement showing the availability of credit resources under the Presidio Finance Agreements as at the end of such month;

k.	copies of any and all reports, examinations, notices, warnings and citations issued by any governmental or quasi-governmental (whether federal, state or local), unit, agency, body or entity; and

l.	such other information as CPC from time to time reasonably requests.

8. Payment Terms. With respect to Financed Inventory, Resellers will immediately pay CPC the principal Indebtedness on the earliest occurrence of any of the following events: (a) on the Payment Due Date, and (b) immediately when the Inventory is lost, stolen or damaged (collectively, the “Loss Date”). All payments hereunder shall be made without setoff or counterclaim, prior to 11:00 a.m., Denver, Colorado time, on the Payment Due Date or the Loss Date, as applicable, in immediately available funds or by electronic data interchange (“EDI”) to the CPC Account or as otherwise agreed between the parties (the “Due Date”). For purposes of calculating interest, payment shall be deemed to have been applied by CPC against the principal of and/or interest on any Indebtedness (except for Bank Products) on the Business Day, when before 11:00 a.m., good funds are received by CPC, whether such payment is made by check, wire, EDI, ACH Debit or other means. Resellers acknowledge that the date defined as the Payment Due Date falls on the same day of each week to establish a consistent payment date. CPC may change the terms of any future financing and the date for repayment of future Indebtedness by giving Reseller Agent written notice specifying such change. Any third party discount, rebate, bonus or credit granted to Resellers for any Inventory will not reduce the Indebtedness Resellers owe CPC until CPC has received payment therefore in cash. Resellers will: (A) pay CPC even if any inventory is defective or fails to conform to any warranties extended by any third party; (B) not assert against CPC any claim or defense which either Reseller may have against any third party; and (C) indemnify and hold CPC harmless against all claims and defenses asserted by any buyer of any Inventory. Resellers waive all rights of setoff which they may have against CPC. CPC will have the continuing exclusive right to apply and reapply any and all payments received from Resellers or on Resellers’ behalf in such manner as CPC may deem advisable notwithstanding any entry by CPC upon its books and records. Notwithstanding anything in this Agreement to the contrary, CPC agrees that: (i) the Payment Due Date set forth in any TS shall not be any earlier than it is required to be pursuant to the terms of the agreement between CPC and the applicable Vendor; and (ii) if CPC receives a notice from any Vendor that the terms of the agreement between such Vendor and CPC has changed such that the Payment Due Date of a Reseller on any future TS will be revised to be earlier than on any prior TS, CPC shall provide Reseller Agent with written notice of such change within one Business Day of CPC receiving such notice from such Vendor.

9. Calculation of Charges. The outstanding principal balance of the Indebtedness (except for Bank Products) and any other obligations arising hereunder shall bear interest commencing on the day immediately succeeding any Due Date; each at the per annum rate equal to the Prime Rate plus 5% (the “Default Rate”). Interest will be calculated for the actual number of days elapsed on the basis of a year consisting of 360 days. Interest is due and payable monthly in arrears pursuant to the terms of the monthly billing statement from CPC. Upon the occurrence and during the continuance of a Default, interest shall accrue at the Default Rate and shall be payable upon demand. CPC intends to strictly conform to the usury laws. Regardless of any provision contained herein, CPC shall never be deemed to have contracted for, charged, received, collected or applied as interest, any amount in excess of the maximum amount allowable by applicable law. If CPC ever receives interest in excess of the maximum amount permitted by law, CPC will apply such excess amount to the reduction of the outstanding unpaid principal balance, and then will pay any excess to Resellers. In determining whether the interest paid or payable exceeds the highest lawful rate, Resellers and CPC shall, to the maximum extent permitted under applicable law, (1) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (2) exclude voluntary pre-payments and the effect thereof, and (3) spread the total amount of interest throughout the entire term of this Agreement so that the interest rate is uniform throughout such term.

10. Monthly Interest Billing Statement. CPC agrees to send to Reseller Agent a monthly interest billing statement. Resellers agree to pay interest arising from Indebtedness (except for Bank Products) monthly in arrears in accordance with the terms of such monthly interest billing statement and this Agreement.

11. Default. The occurrence of one or more of the following events shall constitute a default by Reseller (a “Default”): (a) Resellers shall fail to pay any Indebtedness when due; (b) any representation or warranty made to CPC by either Reseller, or by any Guarantor shall not be true when made (i) in the case of the representations and warranties qualified as to materiality, in all respects, and (ii) in the case of any such representation or warranty that expressly relates to a prior date, in which case such representation or warranty shall be so true and correct on and as of such prior date, or if either Reseller, or any Guarantor shall breach any covenant, warranty or agreement to or with CPC or any Bank Product Provider, (c) either Reseller or any Guarantor shall become insolvent or generally fail to pay its debts as they become due or shall cease to do business as a going concern; (d) any guaranty, letter of credit or other obligation of a Guarantor to CPC shall terminate or not be renewed at least 30 days prior to its stated expiration or maturity; (e) any Guarantor shall revoke, terminate or limit, or take any action purporting to revoke, terminate or limit, any guaranty or other assurance of payment relating to any Indebtedness; (f) either Reseller or any Guarantor shall make an assignment for the benefit of creditors, or commence a proceeding under any bankruptcy, reorganization, arrangement, insolvency, receivership, dissolution or liquidation statute or similar law of any jurisdiction, or any such proceeding shall be commenced against it or any of its property, and in the case of any involuntary proceeding, such proceeding shall not be dismissed within 60 days (an “Automatic Default”); (g) an attachment, sale or seizure shall be issued or shall be executed against any assets of either Reseller or of any Guarantor; (h) either Reseller shall lose, or shall be in default of, any franchise, license or right to deal in any Financed Inventory and such loss or default shall not be cured within 30 days; (i) either Reseller shall file any correction or termination statement with respect to any financing statement filed by CPC or any Bank Product Provider in connection herewith; (j) a Material Adverse Effect shall occur; (k) either Reseller defaults on any agreement for borrowed money between a Reseller and Presidio; (l) except for debt arising under the terms of the Presidio Finance Agreements, any debt for borrowed money of, or guaranteed by either Reseller or any Guarantor with a principal balance of more than $100,000 shall become due by acceleration by reason of a default; (m) Presidio fails to maintain, the confidentiality of the Information in accordance with the request of Resellers as set forth in Section 34 hereof; (n) an event of Default (pursuant to and as defined in the relevant Presidio Finance Agreement) occurs and is continuing under the terms of the Presidio Finance Agreements; or (o) CPC in good faith believes the prospect of payment of any Indebtedness is impaired in any material respect.

12. Rights and Remedies Upon Default. Upon the occurrence and during the continuance of a Default, CPC shall have all rights and remedies of a secured party under the UCC and other applicable law as well as all the rights and remedies set forth in this Agreement. CPC may terminate any obligations it has under this Agreement and any outstanding credit approvals immediately and/or declare any and all Indebtedness immediately due and payable without notice or demand. Resellers waive notice of intent to accelerate, and of acceleration of Indebtedness. CPC may enter any premises of either Reseller, with or without process of law, without force, to search for, take possession of, and remove the Collateral, or any part thereof. If CPC requests, Resellers shall cease disposition of and shall assemble the Collateral and make it available to CPC, at Resellers’ expense, at a convenient place or places designated by CPC. CPC may take possession of the Collateral or any part thereof on either Reseller’s premises at Resellers’ expense, and store said Collateral upon either Reseller’s premises pending sale or other disposition. Upon the voluntary surrender of the Collateral to CPC or upon foreclosure of the Collateral by CPC, Resellers agree that the sale of Inventory by CPC to a Person who is liable to CPC under an agreement to repurchase inventory (a “Repurchase Agreement”) shall not be deemed to be a transfer subject to UCC §9-618(a) or any similar provision of any other applicable law, and Resellers waive any provision of such laws to that effect. Resellers agree that the repurchase of Inventory by a Vendor pursuant to a Repurchase Agreement shall be deemed a commercially reasonable method of disposition. Resellers shall be liable to CPC for any deficiency resulting from CPC’s disposition, including without limitation a repurchase by a Vendor pursuant to a Repurchase Agreement, regardless of any subsequent disposition thereof. Resellers are not a beneficiary of, and have no right to require CPC to enforce, any Repurchase Agreement. Any notice of a disposition shall be deemed reasonably and properly given if sent to Reseller Agent at least 10 days before such disposition. All of CPC’s rights and remedies shall be cumulative. At CPC’s request, or without request in the event of an Automatic Default, Resellers shall pay all Vendor Credits to CPC as soon as the same are received for application to the Indebtedness. Resellers authorize CPC to collect Vendor Credits directly from Vendors and, upon request of CPC, shall instruct Vendors to pay CPC directly. Resellers irrevocably waive any requirement that CPC retain possession and not dispose of any Collateral until after an arbitration hearing, arbitration award, confirmation, trial or final judgment. CPC’s election to extend or not extend credit to either Reseller is solely at CPC’s discretion and does not depend on the absence or existence of a Default.

13. Power of Attorney. Resellers grant CPC an irrevocable power of attorney, as Resellers’ attorney-in-fact, to: (a) file financing statements naming CPC and any Bank Product Provider as “Secured Party”; (b) supply any omitted information and correct administrative errors in any documents between CPC and either Reseller; (c) initiate and resolve any insurance claim pertaining to the Collateral; and (d) do anything to protect and preserve the Collateral and CPC’s rights and interest therein (including, but not limited to the payment of any insurance, taxes, fees or other obligations which may impair CPC’s interest in the Collateral), which if CPC’s action require the expenditure of monies, such amounts shall (x) constitute additional Indebtedness under this Agreement, (y) have interest assessed at the Default Rate on such unpaid amounts for so long as they remain unpaid, and (z) be due and payable in full immediately upon demand. Upon the occurrence and continuation of a Default, Resellers grant CPC the additional power, as Resellers’ attorney-in-fact, to: (1) change the address for delivery of mail and open mail for Resellers in connection with any Collateral, (2) endorse on Resellers’ behalf any checks received in respect of Collateral; and (3) initiate and resolve any insurance claim pertaining to the Collateral. This power of attorney and any other powers of attorney granted herein or elsewhere by Resellers to CPC are irrevocable and coupled with an interest.

14. Costs, Expenses and Taxes. Resellers agree to pay all fees and expenses of counsel to CPC in connection with the enforcement of the Documents and the Indebtedness, including, but not limited to (a) reasonable attorney fees and costs incurred upon an Automatic Default, and (b) CPC’s standard wire transfer and check return fees, all as may be established and changed by CPC from time to time. Without limitation of the foregoing, Resellers shall pay to CPC reasonable audit fees in connection with audits of the books and records and properties of Resellers that are permitted under Section 5(b), and such other matters as CPC shall deem appropriate in its reasonable credit judgment, plus all reasonable out-of-pocket expenses incurred by CPC in connection with such audits, whether such audits are conducted by employees of CPC or by third parties hired by CPC. Through execution of this Agreement, Resellers consent to such audits that are permitted under Section 5(b) by CPC or third parties hired by CPC. Any such audit fees and out-of-pocket expenses that are then due hereunder shall be payable immediately upon demand therefor by CPC from time to time. In addition, Resellers shall pay any and all stamp, transfer and other taxes payable or determined to be payable in connection with the execution and delivery of the Documents and agrees to hold CPC harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes. If any suit or proceeding arising from any of the foregoing is brought against CPC, Resellers, to the extent and in the manner directed by CPC, will resist and defend such suit or proceeding or cause the same to be resisted and defended by counsel approved by CPC. If Resellers shall fail to do any act or thing which it has covenanted to do under this Agreement or any representation or warranty on the part of Resellers contained in this Agreement shall be breached, CPC may, in its sole and absolute discretion, after 10 days written notice having been sent to Reseller Agent, do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose; any and all amounts so expended by CPC shall be repayable to CPC by Resellers immediately upon CPC’s demand therefor, with interest payable at the Default Rate during the period from and including the date funds are so expended by CPC to the date of repayment, and any such amounts due and owing CPC shall be deemed to be part of the Indebtedness secured hereunder. The obligations of Resellers under this Section shall survive the termination of this Agreement and the discharge of the other obligations of Resellers under the Documents.

15. Information. Resellers irrevocably authorize CPC to investigate and make inquiries of former or current creditors or other Persons (including, without limitation, TRW’s or other credit reports, tax lien, litigation, Lexis/Nexis®, criminal, motor vehicle, license or other public record searches, employment history, verification of educational or professional credentials, interviews with third person and requests for other information with respect to the Resellers and any equity holders of Resellers as deemed necessary or appropriate by CPC or such agent or contractor in connection with such credit approval process. All background investigations described herein will be performed subject to the Wells Fargo Privacy Policy of Wells Fargo). CPC may provide to third parties (including, without limitation, any Vendors to or suppliers of Resellers), any financial, credit or other information regarding Resellers that CPC may at any time possess, whether such information was supplied by Resellers to CPC or otherwise obtained by CPC. Further, Resellers irrevocably authorize and instruct any third parties (including, without limitation, any Vendors to or suppliers of either Reseller to provide to CPC any credit, financial or other information regarding either Reseller that such third parties may at any time possess, whether such information was supplied by a Reseller to such third parties or otherwise obtained by such third parties. CPC may provide to any Vendor information limited to transactional documentation such as invoices, credit and debits for the purpose of confirming orders, resolving questions and potentially avoiding disputes. CPC may also provide to any third party vendor, credit reference information regarding a Reseller that CPC may possess.

16. Resellers’ Claims Against Vendors. Resellers will not assert against CPC any claim or defense either Reseller may have against Vendors whether for breach of warranty, misrepresentation, failure to ship, lack of authority, or otherwise, including without limitation claims or defenses based upon charge backs, credit memos, rebates, price protection payments or returns. Any such claims or defenses or other claims or defenses such Reseller may have against Vendors shall not affect such Reseller’s liabilities or obligations to CPC.

17. Terms and Termination. The term of this Agreement, unless sooner terminated in accordance with this Agreement, shall be for a period of one year from the date hereof (the “Termination Date”), provided, however, that (a) this Agreement shall automatically renew for one (1) year periods from year to year thereafter unless terminated or at the end of any subsequent annual anniversary of the Termination Date by the Resellers upon at least 90 days prior written notice sent by the Reseller Agent; and (b) CPC may terminate this Agreement (i) immediately upon a Default, or (ii) at any time by at least 60 days prior written notice by CPC to Reseller Agent, provided further, however that where Reseller Agent requests further time be provided within the 60 day notice period CPC may agree to an extension of 30 more days. Upon termination of this Agreement, all Indebtedness owed to CPC shall become immediately due and payable without notice or demand. Upon any termination, Resellers shall remain liable to CPC for all Indebtedness to CPC, including without limitation interest, fees, charges and expenses arising prior to or after the effective date of termination, and all of CPC’s rights and remedies and its security interest shall continue until all Indebtedness to CPC is indefeasibly paid in full and all obligations of Resellers are performed.

18. Binding Effect. Reseller cannot assign its interest in this Agreement without CPC’s prior written consent. CPC may assign or participate CPC’s interest, in whole or in part, without Reseller’s consent. This Agreement will protect and bind CPC’s and Reseller’s respective heirs, representatives, successors and assigns, as the case may be.

19. Notices. Except as otherwise stated herein, all notices, arbitration claims, responses, requests and documents will be sufficiently given or served if mailed or delivered: (a) to Resellers and/or Presidio, at 12120 Sunset Hills Road, Suite 202, Reston, VA 20190, Attention: CFO (Fax No. (703) 870-3114); and (b) to CPC, at 116 Inverness Drive East, Suite 375, Englewood, CO 80112, Attention: Legal, or such other address as the parties may hereafter specify in writing.

20. Severability. If any provision of this Agreement or its application is invalid or unenforceable, the remainder of this Agreement will not be impaired or affected and will remain binding and enforceable.

21. Receipt of Agreement. Resellers acknowledge that they have received a true and complete copy of this Agreement. Resellers have read and understands this Agreement. Notwithstanding anything herein to the contrary, CPC may rely on any facsimile copy, electronic data transmission, or electronic data storage of, this Agreement, any TS, billing statement, financing statement, authorization to pre-file financing statements, invoice from a Vendor, financial statements or other reports, each of which will be deemed an original, and the best evidence thereof for all purposes.

22. Miscellaneous. Time is of the essence regarding Resellers’ performance of their obligations under this Agreement. Resellers’ liability to CPC is direct and unconditional and will not be affected by the release or non-perfection of any security interest granted hereunder. CPC may refrain from or postpone enforcement of this Agreement or any other agreements between CPC and either Reseller without prejudice, and the failure to strictly enforce these agreements will not create a course of dealing which waives, amends or modifies such agreements. The express terms of this Agreement will not be modified by any course of dealing, usage of trade, or custom of trade which may deviate from the terms hereof. Section titles used herein are for convenience only, and do not define or limit the contents of any Section. This Agreement may be validly executed and delivered by fax or other electronic transmission and in one or more multiple counterpart signature pages. This Agreement shall be construed without presumption for or against any party who drafted all or any portion of this Agreement.

23. Limitation of Damages. CPC and Resellers agree that if there is any dispute relating to or arising out of or otherwise relating in any respect to this Agreement, any Collateral, any transactions or events described herein or contemplated hereby or otherwise occurring, or any party’s actions or inactions in connection with any of the foregoing, the aggrieved party shall not be entitled to exemplary or punitive or consequential damages.

24. Amendments. References in this Agreement to a particular agreement, instrument or document also shall be deemed to refer to and include all renewals, extensions and modifications of such agreement, instrument or document. All addenda, exhibits and schedules attached to this Agreement are a part hereof for all purposes.

25. Definitions. Terms defined in this Agreement in the singular are to have a corresponding meaning when used in the plural and vice versa. All words used herein shall be understood and construed to be of such number and gender as the circumstances may require. In addition to the terms defined elsewhere in this Agreement, when used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):

Account has the meaning set forth in the UCC.

Account Debtor has the meaning set forth in the UCC.

Advance means the financing of an item of Financed Inventory.

Affiliate means, with respect to a specified Person, another Person that directly or indirectly controls or is controlled by or is under common control with the Person specified.

Authorized Employee has the meaning set forth in Section 29.

Automatic Default has the meaning set forth in Section 11.

Bank Product means any one or more of the following financial products or accommodations extended to either Reseller or any of their Subsidiaries by a Bank Product Provider: (a) commercial credit cards, (b) commercial credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”) or (f) Cash Management Services.

Bank Product Agreements means those agreements entered into from time to time by a Reseller or any of their Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products, including, without limitation, all Cash Management Documents.

Bank Product Obligations means all obligations, liabilities, reimbursement obligations, fees, or expenses owing by either Reseller or any of their Subsidiaries to Wells Fargo or any other Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

Bank Product Provider means Wells Fargo or any of its Affiliates that provide Bank Products to a Reseller.

Bank Product Reserve Amount means, as of any date of determination, the Dollar amount of Reserves that CPC has determined it is necessary or appropriate to establish (based upon CPC’s commercially reasonable determination of their credit and operating risk exposure to a Reseller and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

Business Day means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close pursuant to the rules and regulations of the Federal Reserve System.

Cash Management Documents means the agreements governing each of the Cash Management Services of Wells Fargo utilized by a Reseller, which agreements shall currently include the “Acceptance of Services”, the “Service Description” governing each such treasury management service used by a Reseller, and all replacement or successor agreements which govern such Cash Management Services of Wells Fargo.

Cash Management Services means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant stored value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

Chattel Paper has the meaning set forth in the UCC.

Cisco means Cisco Systems, Inc., a California corporation.

Collateral means any and all present and future right, title and interest of each Reseller in and to the following, whether now owned or hereafter acquired, existing or arising, and wherever located: (a) all Accounts, Chattel Paper (whether tangible or electronic), and other receivables; (b) all Inventory; (c) all Deposit Accounts but solely to the extent containing the Products and Proceeds of the Collateral described in clauses (a) and (b) of this definition; (d) all contract rights related to the Collateral described in clauses (a) and (b) of this definition; (e) all books and records relating to the foregoing; and (f) all Products and Proceeds of any and all of the foregoing. As used herein and correspondingly wherever used in this Agreement, capitalized terms not otherwise defined in this Agreement shall have the meaning given to such terms in Article 9 of the UCC.

Collateral Reports has the meaning set forth in Section 7(f).

Compliance Certificate means a compliance certificate in substantially the form of Exhibit D to the Presidio Credit Agreement, or any other form approved by CPC.

CPC has the meaning set forth in the introductory paragraph.

CPC Account means that certain bank account designated by CPC, information for which has been separately provided to a Reseller.

Default has the meaning set forth in Section 11.

Default Rate has the meaning set forth in Section 9.

Deposit Account Control Agreement has the meaning set forth in Section 5(c).

Documents means, collectively, this Agreement and any amendments hereto, EDI transmissions, each Deposit Account Control Agreement, each Lock Box Account Agreement, each TS, and any other instruments or documents currently or hereafter required or contemplated hereunder.

Due Date has the meaning set forth in Section 8.

EDI has the meaning set forth in Section 8.

Eligible Accounts means each Account of a Reseller which satisfies the following requirements:

a.	CPC has a valid and enforceable, perfected security interest having a first priority with respect to such Account.

b.	The Account has resulted from the sale of goods or the performance of services by a Reseller in the ordinary course of the applicable Reseller’s business and without any further obligation on the part of the applicable Reseller to service, repair, or maintain any such goods sold.

c.	There are no conditions which must be satisfied before the applicable Reseller is entitled to receive payment of the Account. Accounts arising from COD sales, consignments or guaranteed sales are not Eligible Accounts.

d.	The Account Debtor does not claim any defense to payment of the Account, whether well founded or otherwise.

e.	The Account arises out of a sale made or services performed outside of the United States or Canada (excluding the Province of Quebec) or that is owed by an Account Debtor located outside the United States or Canada (excluding the Province of Quebec), and such Account is supported by a letter of credit or other form of guaranty, security or credit support acceptable to CPC, or such Account is otherwise acceptable to CPC in its sole discretion.

f.	The account balance does not include the amount of any counterclaims or setoffs which have been or may be asserted against the applicable Reseller by the Account Debtor (including setoffs for any “contra accounts” owed by the applicable Reseller to the Account Debtor for goods purchased by the applicable Reseller or for services performed for the applicable Reseller). To the extent any counterclaims, setoffs, or contra accounts exist in favor of the Account Debtor, such amounts shall be deducted from the account balance.

g.	The Account represents a genuine obligation of the Account Debtor for goods sold and accepted by the Account Debtor, or for services performed for and accepted by the Account Debtor. To the extent any credit balances exist in favor of the Account Debtor, such credit balances shall be deducted from the account balance.

h.	The applicable Reseller has sent an invoice to the Account Debtor in the amount of the Account.

i.	The applicable Reseller is not prohibited by the laws of the state where the Account Debtor is located from bringing an action in the courts of that state to enforce the Account Debtor’s obligation to pay the Account. The applicable Reseller has taken all appropriate actions to ensure access to the courts of the state where the Account Debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by the applicable Reseller as a foreign corporation authorized to transact business in such state, unless the applicable Reseller’s failure to make such filing may be cured retrospectively under the laws of such states.

j.	The Account is owned by the applicable Reseller free of any title defects or any Liens or interests of others except the security interest in favor of CPC or security interests that are subordinated to the security interest of CPC.

k.	The Account Debtor is not any of the following:

(i)	an employee, Affiliate, parent or Subsidiary of a Reseller, or an entity which has common officers or directors with a Reseller.

(ii)	any Person or entity located in a jurisdiction outside the United States (except to the extent permitted under clause (e) of this definition).

l.	The Account is in good standing with the Account Debtor. An Account will not be considered to be in good standing with the Account Debtor if any of the following occur:

(i)	The Account is not paid within 90 days from its invoice date; except with respect to Accounts of obligors who are the United States, a State therein, a local municipality in any such State, or any department, agency or instrumentality of any of the foregoing, are not paid within 120 days from the applicable invoice date;

(ii)	The Account Debtor disputes liability or makes any claim with respect thereto, suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

(iii)	The Account Debtor becomes insolvent, or any petition is filed by or against the Account Debtor under any bankruptcy law or any other law or laws for the relief of debtors.

m.	The Account is not the obligation of an Account Debtor who is not in good standing (as provided in clause l (i) above) on 25% or more of the Accounts upon which such Account Debtor is obligated.

n.	The Account is not the obligation of an Account Debtor who is not in good standing (as provided in clause 1 (ii) or 1 (iii) above) on one or more of the Accounts upon which such Account Debtor is obligated.

o.	The Account does not arise from the sale of goods which remain in the applicable Reseller’s possession or under the applicable Reseller’s control.

p.	The Account is not evidenced by a promissory note or Chattel Paper, nor is the Account Debtor obligated to the applicable Reseller under any other obligation which is evidenced by a promissory note.

q.	The Account is payable in U.S. Dollars.

r.	The Account is not a Vendor Credit.

s.	The Account is not an Account for services which have been performed but which remain unbilled by the applicable Reseller.

t.	The Account is otherwise acceptable to CPC.

Eligible Cisco VIP Rebates means rebates under the program entitled “Value Incentive Program” issued from time to time by Cisco to Resellers in which CPC has a first priority, perfected security interest, the eligible amount of which shall be determined by CPC in its sole discretion.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

Financial Covenants Amendment means that certain Amended and Restated Financial Covenants Amendment to this Credit Agreement dated as of the date hereof.

Financed Inventory has the meaning set forth in Section 2(b).

Financial Officer has the meaning set forth in Section 7(e).

GAAP means, at any time, generally accepted accounting principles and practices in the United States applied in accordance with consistency requirements thereof.

Guarantor means any guarantor, surety, issuer of a letter of credit or any other person primarily or secondarily liable with respect to any Indebtedness.

Indebtedness means all present and future indebtedness and obligations of Resellers to CPC arising under this Agreement or the Bank Product Agreements, of whatever kind, now due or to become due, absolute or contingent, and whether joint, several or joint and several.

Indemnified Claims means any and all claims, demands, actions, causes of action, judgments, liabilities, damages and consequential damages, penalties, fines, costs, fees, expenses and disbursements (including, without limitation, fees and expenses of attorneys and other professional consultants and experts in connection with any investigation or defense) of every kind, known or unknown, existing or hereafter arising, foreseeable or unforeseeable, which may be imposed upon, threatened or asserted against or incurred or paid by any Indemnified Person at any time and from time to time, because of, resulting from, in connection with or arising out of any transaction, act, omission, event or circumstance in any way connected with the Collateral or the Documents (including but not limited to (i) enforcement of CPC’s rights thereunder or the defense of CPC’s actions thereunder and (ii) Resellers’ access to or use of the Portal), excluding with respect to any Indemnified Persons, any of the foregoing directly caused by such Indemnified Person’s gross negligence or willful misconduct.

Indemnified Persons means CPC, its successors and assigns and their respective officers, directors, shareholders, members, managers, employees, attorneys, representatives and Affiliates.

Inventory has the meaning set forth in the UCC.

Inventory Credit Facility has the meaning set forth in Section 1.

Liens has the meaning set forth in Section 5(a).

Lock Box Account has the meaning set forth in Section 5(c).

Lock Box Account Agreement has the meaning set forth in Section 5(c).

Loss Date has the meaning set forth in Section 8.

Material Adverse Effect means (a) a material adverse effect on the properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of the Resellers, taken as a whole, (b) a material impairment of the ability of the Resellers taken as a whole to perform any of their obligations under this Agreement or any other Document or (c) a material impairment of the enforceability of the rights of, or benefits available to CPC under this Credit Agreement or any other Document.

Operating Accounts has the meaning set forth in Section 5(c).

Organizational Documents means, relative to any entity, its certificate and articles of incorporation or organization and its by-laws, operating or partnership agreements, as applicable.

Patriot Act means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

Paydown Amendment means that certain Amended and Restated Paydown Amendment to this Credit Agreement dated as of the date hereof.

Payment Due Date means that date identified as the “Payment Due Date” on the TS.

Permitted Liens has the meaning set forth in Section 5(a).

Permitted Locations means, collectively, the chief executive office of each Reseller together with (a) such locations identified in Exhibit A, attached hereto, and (b) such additional locations in the United States as are identified by a Reseller to CPC from time to time, provided, however, that if any additional location is not owned by Reseller and the Collateral located at such location has a value in excess of $100,000, then the applicable Reseller shall have provided CPC at least 30 days prior written notice of its intent to keep Collateral at such additional location.

Person means any individual, corporation, joint venture, partnership, trust, limited liability company, unincorporated organization or governmental entity or agency.

Portal has the meaning set forth in Section 29.

Presidio Credit Agreement means that certain Credit Agreement dated as of March 31, 2011 among, inter alios, Presidio, the other borrowers party thereto from time to time, the lenders party thereto from time to time, and PNC Bank, National Association, as administrative agent (as amended, restated, amended and restated, supplemented or otherwise revised from time to time).

Presidio Credit Agreement Liens has the meaning set forth in Section 5(a).

Presidio Finance Agreements means, collectively, the Presidio Credit Agreement and the Presidio Securitization Agreement.

Presidio Securitization Agreement means that certain Receivables Purchase Agreement dated as of December 16, 2010 among, inter alios, Presidio Capital Funding LLC, Presidio, and PNC Bank, National Association, as purchaser agent and purchaser and as administrator for each purchaser group (as amended, restated, supplemented, refinanced or otherwise revised from time to time).

Prime Rate means at any time the rate of interest most recently announced by Wells Fargo at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Wells Fargo’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference to it, and is evidenced by its recording in such internal publication or publications as Wells Fargo may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by Wells Fargo.

Repurchase Agreement has the meaning set forth in Section 12.

Reseller and Resellers has the meaning set forth in the introductory paragraph.

Shipment will be deemed to have occurred, for purposes of Financed Inventory upon shipment by the Vendor;

Subsidiary means, with respect to any person at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power is or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent.

Termination Date has the meaning set forth in Section 17.

TS means “Transaction Statement”, which is sent by CPC to Reseller Agent upon the financing of each item of Financed Inventory, identifying in each instance: (a) the item of Financed Inventory, and (b) the Payment Due Date. Each TS shall be incorporated into this Agreement by reference.

UCC means the Uniform Commercial Code as in effect in the State of Colorado or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

United States means the United States of America.

Vendor Credits means all of a Reseller’s rights to any price protection payments, rebates, discounts, credits, factory holdbacks, incentive payments and other amounts which at any time are due a Reseller from a Vendor.

Vendors has the meaning set forth in Section 1.

Wells Fargo means Wells Fargo Bank, National Association.

26. Irreparable Harm; Right to Injunction. Resellers acknowledge that in the event that a Reseller commits any act or omission that prevents or unreasonably interferes with:

CPC’s exercise of the rights and privileges arising under the power of attorney granted in Section 13 of this Agreement; or

CPC’s perfection of or levy upon the security interest granted in the Collateral, including any seizure of any Collateral,

such conduct will cause immediate, severe, incalculable and irreparable harm and injury, and Resellers agree that such conduct shall constitute sufficient grounds to entitle CPC to an injunction, writ of possession, or other applicable relief in equity, and to make such application for such relief in any court of competent jurisdiction, without any prior notice to Resellers (except as may be required by applicable law).

27. Cumulative Remedies. All rights, remedies and powers granted to CPC in this Agreement, or in any other instrument or agreement given by either Reseller to CPC or otherwise available to CPC in equity or at law, are cumulative and may be exercised singularly or concurrently with such other rights as CPC may have. These rights may be exercised from time to time as to all or any part of the Collateral as CPC in its discretion may determine. The making of an Advance by CPC during the continuation of a Default shall not obligate CPC to make any further Advances during the continuation of such Default. No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by CPC and Resellers.

28. Indemnity. Resellers hereby indemnify and agree to hold harmless and defend all Indemnified Persons from and against any and all Indemnified Claims. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED CLAIMS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY INDEMNIFIED PERSON. Upon notification and demand, Resellers agree to provide defense of any Indemnified Claim and to pay all actual, out-of-pocket costs and expenses of counsel selected by any Indemnified Person in respect thereof. Any Indemnified Person against whom any Indemnified Claim may be asserted reserves the right to settle or compromise any such Indemnified Claim as such Indemnified Person may determine in its sole discretion, and the obligations of such Indemnified Person, if any, pursuant to any such settlement or compromise shall be deemed included within the Indemnified Claims. Except as specifically provided in this section, Reseller waives all notices from any Indemnified Person. The provisions of this Section 28 shall survive the termination of this Agreement.

29. Portal. CPC may, from time to time at its sole option, permit Resellers to access and use one or more internet web sites (the “Portal”) to obtain items or information and take other actions in connection with this Agreement, subject to the following:

a. Resellers shall access and use the Portal solely through duly authorized employees of a Reseller to whom CPC has issued a user name and password (an “Authorized Employee”);

b. submission of a user name and password to access and use the Portal, constitutes Resellers’, and the applicable Authorized Employee’s, representation that the person submitting such user name and password is the specific person identified by such user name and password and that such person is, at the time of such access and use, the applicable Reseller’s employee duly authorized to act for and on behalf of such Reseller; and

c. CPC may, from time to time at its sole option and without notice or liability,

(i)	amend the terms for use of the Portal by posting amended terms on the Portal (and such amended terms shall automatically be effective upon posting); and

(ii)	suspend or revoke a Reseller’s and/or an Authorized Employee’s access to, and use of the Portal and/or modify, update or discontinue all or any portion of the Portal.

ARBITRATION.

a. Arbitration. The parties hereto agree, upon demand by any party, whether made before the institution of a judicial proceeding or not more than 60 days after service of a complaint, third party complaint, cross-claim, counterclaim or any answer thereto or any amendment to any of the above to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Documents which are the subject of this Agreement and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit; provided however that the parties agree that, notwithstanding the foregoing, each party retains the right to pursue in small claims court any dispute within that court’s jurisdiction.

b. Governing Rules. Any arbitration proceeding will (i) proceed in a location in Colorado selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

c. No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

d. Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Colorado or a neutral retired judge of the state or federal judiciary of Colorado, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Colorado and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Colorado Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

e. Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

f. Class Proceedings and Consolidations. Neither party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

g. Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

h. Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Documents or any relationship between the parties.

i. Small Claims Suits. This arbitration provision shall apply only to disputes in which either party seeks an amount of damages that exceeds the jurisdictional dollar amount of the small claims division of the courts of Colorado.

30. JURY TRIAL WAIVER; CONSENT TO JURISDICTION. If this Agreement is found to be not subject to arbitration, any legal proceeding with respect to any dispute will be tried in a court of competent jurisdiction by a judge without a jury. Resellers and CPC waive any right to a jury trial in any such proceeding. Similarly, if this Agreement or a particular dispute hereunder is not subject to arbitration, Resellers hereby consent to the non-exclusive jurisdiction of any local, state or federal court located within Colorado and waives any objection which Resellers may have based on improper venue or forum non conveniens to the conduct of any action or proceeding in any such court and waives personal service of any and all process upon it, and consents that all such service of process be made by mail or messenger directed to it in the same manner as provided for notices to Resellers in this Agreement, and that service so made shall be deemed to be completed upon the earlier of actual receipt or 3 days after the same shall have been posted to Resellers or Reseller Agent as set forth herein. Nothing contained in this Section shall affect the right of CPC to serve legal process in any other manner permitted by law or affect the right of CPC to bring any action or proceeding against Resellers or Resellers’ property in the courts of any other jurisdiction. Resellers waive, to the extent permitted by law, any bond or surety or security upon such bond which might, but for this waiver, be required of CPC.

31. Governing Law. This Agreement shall be construed in all respects in accordance with, and governed by the internal laws (as opposed to conflicts of law provisions) of the State of Colorado, except that (a) questions as to perfection of CPC’s security interest and the effect of perfection or non-perfection and priority of CPC’s security interest shall be governed by the law which would be applicable except for this Section, and (b) the provisions of the FAA shall govern all arbitration proceedings hereunder.

32. USA PATRIOT ACT NOTIFICATION. The following notification is provided to Resellers pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Resellers: When a Reseller opens an account, if such Reseller is not an individual a financial institution will ask for the Reseller’s name, taxpayer identification number, business address, and other information that will allow such financial institution to identify the Reseller. A financial institution may also ask to see each Reseller’s Organizational Documents or other identifying documents.

33. CONFIDENTIALITY. Except as otherwise provided in this Credit Agreement, each of Resellers and CPC agree to maintain, and Resellers agree to request that Presidio maintain, the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to Resellers’, Presidio’s or CPC’s respective Affiliates, directors, officers, partners, trustees, employees, agents and advisors, including accountants, insurers and legal counsel (collectively, the “Related Parties”), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Credit Agreement, (e) in connection with the exercise of any remedies under this Credit Agreement or any other Document or any suit, action or proceeding relating to this Credit Agreement or any other Document or the enforcement of rights hereunder or thereunder, (f) with the consent of Presidio, Resellers or CPC, as applicable, or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 34 or (ii) becomes available to CPC, Presidio or Resellers or any Related Party, as applicable, on a non-confidential basis from a source other than CPC, Presidio or Resellers. For purposes of this Section, “Information” means all information received from CPC, Presidio or Resellers relating to CPC, Presidio and their respective Subsidiaries respectively (including Resellers), other than any such information that is available to CPC, Presidio or Resellers or such Related Party on a non-confidential basis prior to disclosure by CPC, Presidio or Resellers, as applicable.

[signature page(s) follow]

THIS AGREEMENT CONTAINS BINDING ARBITRATION, JURY WAIVER AND PUNITIVE DAMAGE WAIVER PROVISIONS.

INX LLC

By:	/s/ Paul D. Fletcher
Name:	Paul D. Fletcher
Title:	CFO

BLUEWATER COMMUNICATIONS GROUP LLC

By:	/s/ Paul D. Fletcher
Name:	Paul D. Fletcher
Title:	EVP

CASTLE PINES CAPITAL LLC

By:	/s/ John Hanley
Name:	John Hanley
Title:	Senior Vice President

EXHIBIT A

TRADE NAME(S)/TRADE STYLES OF RESELLER

COLLATERAL LOCATIONS

1.	Trade Name(s)/Trade Styles: BlueWater Communications Group LLC

2.	Collateral Locations:

	Location Address:	Disclose whether location is owned/ leased or a warehouse:	If leased, disclose name and address of property owner or landlord:	If warehoused, disclose name and address of warehouseman:
1.	110 Parkway Drive South Hauppauge, NY 11788, Suffolk County	Leased	4C Realty LLC 6 Mallard Drive Huntington, NY 11743	n/a

2.	111 Wood Ave. South Iselin, NJ, Middlesex County	Leased	Metro Top Plaza Associates c/o Atlantic Realty Development Corporation 90 Woodbridge Center Drive Woodbridge, NJ 07095	n/a

3.	30 Stanford Drive Farmington, CT Hartford County	Leased	Lexham Farmington I, LLC c/o Grubb & Ellis Management Services Inc. 1177 Avenue of the Americas New York, NY 10036	n/a

4.	One Penn Plaza New York, NY New York County	Leased	One Penn Plaza LLC c/o Vornado Office Management 888 Seventh Avenue New York, NY 10019	n/a

AMENDED AND RESTATED FINANCIAL COVENANTS AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Financial Covenants Amendment to Third Amended and Restated Credit Agreement (“Financial Covenants Amendment”) is made to that certain Third Amended and Restated Credit Agreement entered into by and between CASTLE PINES CAPITAL LLC (“CPC”), on the one hand, and INX LLC, and BLUEWATER COMMUNICATIONS GROUP LLC (collectively “Resellers”), on the other hand, on Feb. 28, 2014, as amended (the “Agreement”).

FOR VALUE RECEIVED, CPC and Resellers agree that the following paragraphs are incorporated into the Agreement as if fully and originally set forth therein (capitalized terms shall have the same meaning as defined in the Agreement unless otherwise indicated):

A.	INTEREST COVERAGE RATIO:

The ratio of (a) Consolidated EBITDA for Presidio and its Subsidiaries to (b) Consolidated Cash Interest Expense for Presidio and its Subsidiaries, in each case for any period of four consecutive fiscal quarters ending on any date during any period set forth below, shall not be less than the ratio set forth below opposite such period:

Periods Ending	Ratio
March 31, 2012	3.00 to 1.00
June 30, 2012	3.25 to 1.00
September 30, 2012	3.25 to 1.00
December 31, 2012	3.25 to 1.00
March 31, 2013	3.25 to 1.00
June 30, 2013	3.25 to 1.00
September 30, 2013	3.50 to 1.00
December 31, 2013	3.50 to 1.00
March 31, 2014	3.50 to 1.00
June 30, 2014	3.50 to 1.00
September 30, 2014 and each fiscal quarter thereafter	3.75 to 1.00

B.	LEVERAGE RATIO:

The Leverage Ratio for Presidio and its Subsidiaries as of the last day of any fiscal quarter shall not exceed the ratio set forth below opposite the period that includes such day:

Periods Ending	Ratio
March 31, 2012	5.00 to 1.00
June 30, 2012	4.75 to 1.00
September 30, 2012	4.50 to 1.00
December 31, 2012	4.50 to 1.00
March 31, 2013	4.25 to 1.00
June 30, 2013	4.00 to 1.00
September 30, 2013	3.75 to 1.00
December 31, 2013	3.75 to 1.00
March 31, 2014	3.50 to 1.00
June 30, 2014	3.50 to 1.00
September 30, 2014 and each fiscal quarter thereafter	3.25 to 1.00

C.	DEFINITIONS

For purposes of this Financial Covenants Amendment, the following terms shall have the meanings specified below:

Administrative Agent has the meaning set forth in the Presidio Credit Agreement.

BlueWater Effective Time has the meaning set forth in the BlueWater Merger Agreement.

Bonded Contract means a contract entered by a Subsidiary Loan Party in the ordinary course of business with a customer for the provision, lease or sale to such customer of equipment, software, products or services in connection with which a Surety Bond has been issued by a surety to support a Subsidiary Loan Party’s obligation under such contract.

Borrower means a borrower under the terms of the Presidio Credit Agreement, and “Borrowers” means the plural thereof.

Capital Lease Obligations means, of any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the final maturity of such obligations shall be the date of the last payment of such or any other amounts due under such lease (or other arrangement) prior to the first date on which such lease (or other arrangement) may be terminated by the lessee without payment of a premium or a penalty.

Code means the Internal Revenue Code of 1986, as amended.

Consolidated Cash Interest Expense means, for any period, the excess of:

(a) the sum, without duplication, of:

(i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations, but excluding interest expense under any lease subject to a Non-Recourse Lease Transaction in respect of the period following the consummation of the Non-Recourse Lease Transaction) of Presidio and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP;

(ii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of the Presidio or its consolidated Subsidiaries to the extent such interest or other financing costs shall have been capitalized rather than included in consolidated interest expense for such period in accordance with GAAP; and

(iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period; minus

(b) the sum of:

(i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period;

(ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period; and

(iii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to any amortization for such period of original issue discount on (or of closing fees paid in lieu thereof in respect of) the loans or credit facilities under the Presidio Credit Agreement.

Consolidated EBITDA means, for any period, Consolidated Net Income for such period, plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:

(i) consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations);

(ii) consolidated income tax expense for such period;

(iii) all amounts attributable to depreciation and amortization for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);

(iv) any extraordinary charges for such period, all determined on a consolidated basis in accordance with GAAP;

(v) any non-cash expenses for such period resulting from the grant of stock options or other equity-based incentives to any director, officer or employee of Presidio or its consolidated Subsidiaries pursuant to a written plan or agreement approved by the board of directors of Presidio;

(vi) any losses attributable to the early extinguishment of indebtedness or obligations under any Hedging Agreement;

(vii) all other non-cash losses reducing Consolidated Net Income for such period (excluding any such non-cash loss to the extent that it represents an accrual or reserve for potential cash losses in any future period or amortization of a prepaid cash loss that was paid in a prior period);

(viii) the cumulative effect of a change in accounting principles;

(ix) Restricted Payments made pursuant to Section 6.08(a)(iv)(A) of the Presidio Credit Agreement;

(x) transaction related expenditures related to the extension of credit contemplated under the Presidio Credit Agreement, the Initial Merger and any Permitted Acquisition or potential Permitted Acquisition, including, without limitation, professional expenses and employee payments, whether or not such transaction is consummated; provided that any such expenditures added back pursuant to this clause (x) in respect of a potential Permitted Acquisition that is not actually consummated shall not exceed $3,000,000 for any period of four consecutive fiscal quarters;

(xi) cash expenses for restructuring, severance and related items; provided that any such expenditures added back pursuant to this clause (xi) shall not exceed $5,000,000 for any period of four consecutive fiscal quarters;

(xii) all charges and deductions resulting from purchase accounting adjustments in connection with the Initial Merger, a Permitted Acquisition or any Investment permitted under the Presidio Credit Agreement;

(xiii) expenses incurred (A) by INX prior to the INX Effective Time relating to INX’s accounting restatements (including auditor, legal and other professional fees) and (B) by BlueWater prior to the BlueWater Effective Time relating to BlueWater’s accounting restatements (including auditor, legal and other professional fees), in an aggregate amount not to exceed $8,900,000;

(xiv) cost savings (including cost savings related to public company expenses, headcount related savings (other than severance) and other integration synergies) that are reasonably expected to be realized within 365 days following the Effective Time in an aggregate amount not to exceed $10,000,000; provided that if Presidio determines that any of the cost savings included in any previously delivered pro forma calculations based on the expectation that such cost savings will be realized within 365 days following the date of consummation of the Merger shall at any time cease to be reasonably expected to be so realized (or are in fact not so realized) within such period, then on and after such time pro forma calculations required to be made under the Credit Agreement shall not reflect such cost savings (but only to the extent that they are no longer expected to be realized); and

(xv) without duplication of amounts added back pursuant to clause (xi) above, cash expenses for severance relating to or in connection with the Merger in an aggregate amount not to exceed $2,000,000; provided that any cash payment made with respect to any non-cash items added back in computing Consolidated EBITDA for any prior period pursuant to this clause (a) (or that would have been added back had the Presidio Credit Agreement been in effect during such prior period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made;

and minus (b) without duplication and to the extent included in determining such Consolidated Net Income:

(i) any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP;

(ii) any gains attributable to the early extinguishment of indebtedness or obligations under any Hedging Agreement;

(iii) all other non-cash gains increasing Consolidated Net Income for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash gain in any prior period);

(iv) the cumulative effect of a change in accounting principles; and

(v) interest income (net of interest expense) under any sales type lease that is subject to a Non-Recourse Lease Transaction;

provided further that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets by Presidio or any of its consolidated Subsidiaries, other than dispositions of inventory and other dispositions in the ordinary course of business.

Consolidated Net Income means, for any period, the net income or loss of Presidio and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income or loss of any Person (other than Presidio) that is not a consolidated Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to Presidio or, subject to clauses (b) and (c) below, any other consolidated Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary (other than the Borrowers or any other Subsidiary Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Subsidiary, any agreement or other instrument binding upon Presidio or any Subsidiary or any law applicable to Presidio or any Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions has been legally and effectively waived, and (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary that is not wholly-owned by Presidio to the extent such income or loss or such amounts are attributable to the non-controlling interest in such consolidated Subsidiary.

Disqualified Equity Interest means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(i) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(ii) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(iii) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by Holdings or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, with respect to Equity Interests existing on the date hereof, on or prior to the date 91 days after the Latest Maturity Date (as defined in the Presidio Credit Agreement as of the Effective Time) in effect on the date hereof or, with respect to Equity Interests issued after the date hereof, 91 days after the Latest Maturity Date at the time of issuance of such Equity Interest; provided, however, that an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the loans under the Presidio Credit Agreements and all other Loan Documents Obligations (as defined in the Presidio Credit Agreement as of the Effective Time) that are accrued and payable, the cancellation or expiration of all Letters of Credit issued under (and as defined in) the Presidio Credit Agreement and the termination or expiration of the Commitments under (and as defined in) the Presidio Credit Agreement.

Effective Time means (a) the INX Effective Time and (b) the BlueWater Effective Time, as the context requires.

Encumbrance means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, including any agreement to provide any of the foregoing and any arrangement entered into for the purpose of making particular assets available to satisfy any Indebtedness or other obligation, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Equity Interests means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

ERISA means the Employee Retirement Income Security Act of 1974 as amended from time to time, and the applicable regulations promulgated thereunder.

ERISA Affiliate means any trade or business (whether or not incorporated) that, together with any Loan Party (as defined in the Presidio Credit Agreement as of the Effective Time), is treated as a single employer under Section 414(b) or Section 414(c) of the Code or, solely for purposes of Section 303 of ERISA and Section 430 of the Code, is treated as a single employer under Section 414 of the Code.

Governmental Authority means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

Hedging Agreement means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Presidio IS Corp. or the Subsidiaries shall be a Hedging Agreement.

Indebtedness of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (including payments in respect of non-competition agreements or other arrangements representing acquisition consideration, in each case entered into in connection with an acquisition, but excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of Presidio IS Corp., the Borrowers or any other Subsidiary and (iii) any purchase price adjustment, earnout or deferred payment of a similar nature incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment, earnout or deferred payment obligation is included as a liability on the balance sheet of such Person in accordance with GAAP), (e) all Capital Lease Obligations of such Person, (f) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’

acceptances, (h) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests, (i) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrances on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (j) net liabilities of such Person under any Hedging Agreements (calculated in accordance with accepted practice and on a basis satisfactory to the Administrative Agent), (k) withdrawal liabilities of such Person or any ERISA Affiliates under a Plan, (l) any obligations or liabilities of such Person in respect of Surety Bonds issued for the account of such Person, whether or not matured; provided, however, that obligations or liabilities in respect of Surety Bonds shall not be considered “Indebtedness” for the purposes of clause (c) in the definition of “Prepayment Event”, (m) the amount of Third Party Financing (as defined in the Presidio Securitization Agreement as of the Effective Time) under any Securitization Transaction (as defined in the Presidio Credit Agreement as of the Effective Time) of such Person or its subsidiaries and (n) all guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything to the contrary in this definition, Indebtedness shall not include (x) liabilities or obligations of a Loan Party under agreements governing Non-Recourse Lease Transactions entered into in the ordinary course of business consistent with past practices, (y) liabilities or obligations of the Receivables Subsidiary (as defined in the Presidio Credit Agreement as of the Effective Time) to Presidio or the Subsidiaries under the Company Notes (as defined in the Receivables Purchase Agreement) or equivalent investments by Presidio or the Subsidiaries in the Receivables Subsidiary or equivalent securitization vehicle in connection with any Receivables Refinancing or (z) any earnout payment obligations under the Initial Merger Agreement.

Initial Merger means (a) the INX Merger and (b) the BlueWater Merger, as the context requires.

Initial Merger Agreement means (a) the INX Merger Agreement and (b) the BlueWater Merger Agreement, as the context requires.

Integrated Solutions means Integrated Solutions, LLC, a Delaware limited liability company.

Investment means, with respect to a specified Person, (i) any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, guarantees of any Indebtedness or other obligations of, or any other investment in, any other Person that are held or made by the specified Person and (ii) the purchase or acquisition (in one transaction or a series of related transactions) of all or substantially all the property and assets or business of another Person or assets constituting a business unit, line of business, division or product line of such Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (c) any Investment in the form of a transfer of Equity Interests or other noncash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by the chief financial officer of Presidio) of such Equity Interests or other noncash property as of the time of the transfer, without any adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such transfer, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness, other securities or assets of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus the cost of all additions, as of such date, thereto, and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) by the specified Person in any other Person resulting from the issuance by such other Person of its Equity Interests to the specified Person shall be the fair value (as determined reasonably and in good faith by the chief financial officer of Presidio) of such Equity Interests at the time of the issuance thereof. If an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

INX Effective Time has the meaning set forth in the INX Merger Agreement.

Lease Contracts has the meaning set forth in the definition of “Lease Transaction.”

Lease Transaction means any transaction or series of transactions pursuant to which Presidio IS Corp., any Borrower or any Subsidiary sells, assigns or otherwise transfers to banks or other financial institutions or other third parties lease payments payable to it under certain equipment and software contracts (“Lease Contracts”) and certain rights to equipment, software and other assets leased, sold or licensed under the Lease Contract.

Leverage Ratio means, on any date, the ratio of:

(a) Total Indebtedness as of such date (net of the aggregate amount of unrestricted cash and unrestricted Permitted Investments of Presidio and its consolidated Subsidiaries that are not controlled by or subject to any Encumbrances or other preferential arrangement in favor of any creditor (other than (i) Encumbrances created by or pursuant to the Presidio Credit Agreement and the Security Documents entered into thereunder and (ii) Permitted Encumbrances) on such date, as the same would be reflected on a consolidated balance sheet prepared in accordance with GAAP as of such date, but only to the extent that such unrestricted cash and unrestricted Permitted Investments constitute the Net Proceeds of the sale of Atlantix Global Systems, LLC, a Georgia limited liability company, as permitted pursuant to Section 6.05(e) of the Presidio Credit Agreement or any other disposition of assets permitted pursuant to Section 6.05(f)) of the Presidio Credit Agreement; to

(b) Consolidated EBITDA for the period of four consecutive fiscal quarters of Presidio and its Consolidated Subsidiaries most recently ended on or prior to such date.

For the avoidance of doubt, any netting described in clause (a) above shall only be calculated to the extent such amounts, if any, have not otherwise been used as of such date to prepay loans under the Presidio Credit Agreement or reinvested, in each case in accordance with Section 2.11(c) of the Presidio Credit Agreement.

Net Proceeds means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all reasonable fees and out-of-pocket expenses paid in connection with such event by Presidio and the Subsidiaries, (ii) in the case of a sale, transfer, lease or other disposition (including pursuant to a Sale/Leaseback Transaction or a casualty or a condemnation or similar proceeding) of an asset, the amount of all payments required to be made by Presidio and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans made under (and as defined in) the Presidio Credit Agreement) secured by such asset and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) by Presidio and the Subsidiaries, and the amount of any reserves established by Presidio and the Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the chief financial officer of Presidio). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

Non-Recourse Lease Transaction means any Lease Transaction the terms of which provide, or effectively provide, that there is no recourse to Presidio IS Corp. or any of the Subsidiaries in connection with such Lease Transaction for (i) uncollectible amounts under the applicable Lease Contract due to the financial inability of the lessee to pay or other credit reasons, (ii) breaches or defaults by the lessee under such Lease Contract, and (iii) nonpayment by the lessee, failure of the lessee to renew such Lease Contract or termination of the Lease Contract, in the case of each event set forth in this clause (iii), that is not attributable to any default or breach of the applicable Borrower or Subsidiary under the applicable Lease Contract; provided however that any Lease Transaction shall not be deemed not to constitute a “Non-Recourse Lease Transaction” solely as a result of the grant to any purchaser of lease payments under the related Lease Contracts of any Encumbrance permitted under the Presidio Credit Agreement that is limited to (A) the rights to the equipment, software and other assets sold or leased under the Lease Contracts or transferred to such purchaser pursuant to such Lease Transaction, (B) the residual interest in such Lease Contracts of the applicable Borrower or Subsidiary and (C) the proceeds of the foregoing.

Permitted Acquisition means the purchase or other acquisition by the Borrowers or any other Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person if (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person and each of its subsidiaries (collectively, the “Acquired Person”) upon the consummation of such acquisition, will be a wholly-owned Subsidiary (including as a result of a merger or consolidation between any Subsidiary and such Person) or (b) in the case of any purchase or other acquisition of other assets, such assets will be owned by the Borrowers or a Subsidiary Loan Party; provided that:

1. such purchase or acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of Presidio IS Corp., the Borrowers or any other Subsidiary,

2. all transactions related thereto are consummated in accordance with applicable law,

3. the business of such Acquired Person, or such assets, as the case may be, constitute a business of the type conducted by Presidio and the Subsidiaries on the date hereof and businesses reasonably related thereto,

4. with respect to each such purchase or other acquisition, all actions required to be taken with respect to such newly created or acquired Subsidiary or assets in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” as set forth in the Presidio Credit Agreement, shall have been taken (or arrangements for the taking of such actions satisfactory to the Administrative Agent shall have been made),

5. (A) as of the last day of and for the period of four consecutive fiscal quarters ending on the fiscal quarter of the Acquired Person most recently ended prior to the consummation of such purchase or acquisition for which financial statements of such Acquired Person are available, each of the combined total assets and combined total revenues of all Persons not incorporated or organized under the laws of the United States, any State thereof or the District of Columbia included in such Acquired Person shall not have exceeded 30% of the combined total assets or combined total revenues of the Acquired Person and (B) as of the date of the consummation of such purchase or acquisition, no more than 30% of such assets shall be located outside of the United States of America; provided that, notwithstanding the foregoing limitations set forth in this clause (v) but subject to the other requirements set forth in this definition, (1) acquisitions shall be permitted to the extent financed with the proceeds of any issuance or sale of Equity Interests in Presidio IS Corp. or any capital contribution to Presidio IS Corp. and

(2) acquisitions shall be permitted to the extent that the cash consideration therefor attributable to assets and revenues of Persons not incorporated or organized under the laws of the United States, any State thereof or the District of Columbia included in such Acquired Person and to assets located outside of the United States does not exceed $15,000,000 in any fiscal year of Presidio (provided that the amount of such consideration in respect of any fiscal year of Presidio commencing with the fiscal year ending on June 30, 2013 shall be increased (but not decreased) by (i) the amount of unused acquisition consideration capacity pursuant to such clause (2) for the immediately preceding fiscal year less (ii) an amount equal to the unused acquisition consideration capacity pursuant to such clause (2) carried forward to such preceding fiscal year), and

6. at the time of and immediately after giving effect to any such purchase or other acquisition, (A) no Default shall have occurred and be continuing under the Presidio Credit Agreement, (B) Presidio IS Corp. and the Borrowers shall be in compliance with the covenants set forth in Sections 6.12 and 6.13 of the Presidio Credit Agreement, on a pro forma basis in accordance with Section 1.04(b) of the Presidio Credit Agreement (provided that, for purposes of determining pro forma compliance with Section 6.13 of the Presidio Credit Agreement, the maximum Leverage Ratio permitted by such Section shall be deemed to be 0.50 to 1.00 less than the ratio actually provided for in such Section) and (C) Presidio IS Corp. and the Borrowers shall have delivered to the Administrative Agent a certificate of a Financial Officer (as defined in the Presidio Credit Agreement) of each of Presidio IS Corp. and the Borrowers, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clauses (5) and (6)(B) above.

Permitted Encumbrances means:

(a) Encumbrances imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.06 of the Presidio Credit Agreement as of the Effective Time;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Encumbrances imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.06 of the Presidio Credit Agreement;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws;

(d) judgment liens in respect of judgments that do not constitute an Event of Default under clause (l) of Section 7.01 of the Presidio Credit Agreement;

(e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Presidio IS Corp. or any Subsidiary;

(f) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by Presidio IS Corp. or any Subsidiary in excess of those required by applicable banking regulations;

(g) Encumbrances arising by virtue of UCC financing statement filings (or similar filings under applicable law) regarding operating leases entered into by Presidio IS Corp. and the Subsidiaries in the ordinary course of business; and

(h) non-exclusive licenses of intellectual property or technology made by any Borrower or any Subsidiary in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Encumbrances securing Indebtedness.

Plan means any employee pension benefit plan (other than a Multiemployer Plan (as defined in the Presidio Credit Agreement)) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Presidio IS Corp. or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

Restricted Payment means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Presidio IS Corp., any Borrower or any other Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of, or any other return of capital with respect to, any Equity Interests in Presidio IS Corp., any Borrower or any other Subsidiary, (b) any management, monitoring, transaction, advisory or similar fees or expenses payable to any Permitted Holders (as defined in the Presidio Credit Agreement) or any of their Affiliates (as defined in the Presidio Credit Agreement) and (c) any payment required to be made pursuant to the Initial Merger Agreement.

Sale/Leaseback Transaction means an arrangement relating to property owned by Presidio IS Corp., Presidio or any other Subsidiary whereby Presidio IS Corp., Presidio or such Subsidiary sells or transfers such property to any Person and Presidio IS Corp., Presidio or any other Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

Subsidiary means any subsidiary of Presidio IS Corp. or Presidio, as applicable.

Subsidiary Loan Party has the meaning set forth in the Presidio Credit Agreement.

Surety Bonds means (a) bonds issued by a surety to support the performance obligations of a Subsidiary Loan Party in connection with a Bonded Contract and (b) bonds issued by a surety to support the obligations of a Subsidiary Loan Party in connection with a bid being made by a Subsidiary Loan Party to furnish, lease, sell and install equipment, software, products and services in the ordinary course of its business.

Taxes means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Total Indebtedness means, as of any date, the sum of:

(a) the aggregate principal amount of Indebtedness (as defined in the Presidio Credit Agreement) of Presidio and its consolidated Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but without giving effect to any election to value any Indebtedness at “fair value”, as described in Section 1.04(a) of the Presidio Credit Agreement, or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness); and

(b) the aggregate principal amount of Indebtedness Presidio and its consolidated Subsidiaries outstanding as of such date that is not required to be reflected on a balance sheet in accordance with GAAP, determined on a consolidated basis (including the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which Presidio or any of its consolidated Subsidiaries is an account party); provided that, for purposes of this clause (b), the term “Indebtedness” shall not include obligations or liabilities in respect of any Surety Bond having a term of less than or equal to 180 days issued in connection with a bid being made by a Subsidiary Loan Party, unless a claim has been or is made against such Surety Bond.

D.	COMPLIANCE CERTIFICATE

Reseller Agent will deliver to CPC, concurrently with the delivery of the quarterly and annual financial statements of Presidio required to be delivered pursuant to Sections 7(a) and 7(d) (as applicable) of the Agreement, a copy of a completed compliance certificate substantially in the form of the Compliance Certificate required to be delivered pursuant to the Presidio Credit Agreement, signed by a financial officer of Presidio, setting forth reasonably detailed calculations demonstrating compliance with each of the Interest Coverage Ratio test and the Leverage Ratio test set forth in Sections A and B of this Financial Covenants Amendment.

[signature page(s) follow]

IN WITNESS WHEREOF, Resellers and CPC have executed this Financial Covenants Amendment.

INX LLC

By:	/s/ Paul D. Fletcher
Name:	Paul D. Fletcher
Title:	CFO

BLUEWATER COMMUNICATIONS GROUP LLC

By:	/s/ Paul D. Fletcher
Name:	Paul D. Fletcher
Title:	EVP

CASTLE PINES CAPITAL LLC

By:	/s/ John Hanley
Name:	John Hanley
Title:	Senior Vice President

AMENDED AND RESTATED PAYDOWN AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Paydown Amendment to Third Amended and Restated Credit Agreement (“Paydown Amendment”) is made to that certain Third Amended and Restated Credit Agreement entered into by and between CASTLE PINES CAPITAL LLC (“CPC”), on the one hand, and INX LLC, and BLUEWATER COMMUNICATIONS GROUP LLC (collectively “Resellers”), on the other hand, on Feb. 28, 2014, as amended (the “Agreement”).

FOR VALUE RECEIVED, Resellers and CPC agree to amend the Agreement to provide as follows: (capitalized terms shall have the same meaning as defined in the Agreement unless otherwise indicated):

Paydown Provisions. Regardless of the payment terms pertaining to any Collateral financed by CPC or anything contained in the Agreement to the contrary, if at the time of any determination, Resellers’ total outstanding Indebtedness exceeds the Collateral Liquidation Value (as defined below), Resellers will immediately pay CPC the sum of: (i) Resellers’ total outstanding Indebtedness, minus (ii) the Collateral Liquidation Value.

The term “Collateral Liquidation Value” is defined herein to mean the sum of: (i) 100% of the total aggregate wholesale invoice price of all of Resellers’ Financed Inventory that is unsold and in Reseller’s possession and control and within the terms of repurchase pursuant to an agreement between CPC and a Vendor, plus (ii) 85% of Eligible Cisco VIP Rebates, plus (iii) 85% of the total outstanding balance of Reseller’s Eligible Accounts, plus (iv) without duplication, the total aggregate wholesale invoice price of all of Resellers’ Financed Inventory that is (a) drop shipped to Account Debtors within 14 calendar days or fewer (up to a maximum aggregate amount of $5,000,000 for all such Account Debtors), plus (v) without duplication, the total aggregate wholesale invoice price of all of Resellers’ Financed Inventory that is in transit to Account Debtors within 7 calendar days or fewer (up to a maximum aggregate amount of $2,500,000 for all such Account Debtors), minus (vi) the aggregate of the current principal portion of payments then owed on Third Party Debt.

The term “Third Party Debt” is defined herein to mean the principal portion owed to third party lenders having a security interest in Resellers’ Financed Inventory which is senior in priority to the security interest of CPC.

If Resellers from time to time are required to make immediate payment to CPC, Resellers agree that acceptance of such payment by CPC shall not be construed to have waived or amended the terms of its financing program.

Resellers waive notice of CPC’s acceptance of this Paydown Amendment. All other terms as they appear in the Agreement, to the extent consistent with the foregoing, are ratified and remain unchanged and in full force and effect.

[signature page(s) follow]

IN WITNESS WHEREOF, Resellers and CPC have executed this Paydown Amendment.

INX LLC

By:	/s/ Paul D. Fletcher
Name:	Paul D. Fletcher
Title:	CFO

BLUEWATER COMMUNICATIONS GROUP LLC

By:	/s/ Paul D. Fletcher
Name:	Paul D. Fletcher
Title:	EVP

CASTLE PINES CAPITAL LLC

By:	/s/ John Hanley
Name:	John Hanley
Title:	Senior Vice President